Exhibit 5.1

February 25, 2025

SolarEdge Technologies, Inc.
1 HaMada Street

Herziliya Pituach 4673335, Israel

Re: SolarEdge Technologies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of SolarEdge Technologies, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of (i) an additional 13,648,950 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable to eligible persons under the SolarEdge, Inc. 2015 Global Incentive Plan (the “2015 Plan”) and (ii) an additional 3,625,666 shares of Common Stock issuable to eligible persons under the SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan (the “ESPP” and together with the 2015 Plan, the “Plans”).

In arriving at the opinion expressed below, I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the shares of Common Stock, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dalia Litay
Dalia Litay